Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is made as of June 24, 2019 (the “Termination Date”), by and between ProximaX Limited, a Gibraltar private company limited by shares, with a place of business at E-6-4, Block E Plaza Glomac, No. 6 Jalan SS 7/19, Kelana Jaya, 47301 Petaling Jaya, Selangor Darul Ehsan, Malaysia (“Customer”), and PeerStream, Inc., a Delaware corporation, with a principal place of business at 122 East 42nd Street, Suite 2600, New York, NY 10168 (“Provider”). This Agreement terminates that certain Technology Services Agreement made as of March 21, 2018 between the parties (the “TSA”). Any capitalized terms not otherwise defined herein will have the meanings given in the TSA.

The parties have previously entered into the TSA, pursuant to which Provider has provided certain development and related services to Customer. The parties now wish to terminate the TSA and establish a structure by which Customer will pay its remaining payment obligations to Provider thereunder.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	TERMINATION.
1.1.	Generally. The parties hereby terminate the TSA, including the statement of work attached thereto as Exhibit A (the “SOW”). Such termination will be effective immediately as of the Termination Date.
1.2.	Fulfillment. Customer agrees and acknowledges that: (a) the parties have deleted Milestone #3 from the SOW; (b) Provider has fulfilled any and all of its obligations under the SOW; (c) all deliverables provided under the SOW are hereby accepted by Customer; (d) Provider will have no obligation to provide any deliverables or services under the TSA or SOW after the Termination Date; and (e) all payments previously made by Customer to Provider are final and non-refundable.
1.3.	Payment. The parties acknowledge that, pursuant to the terms of the SOW, Customer is contractually required to make certain payments to Provider totaling $2,500,000 upon delivery and acceptance of Milestone #2, which has occurred before the Termination Date. As an accommodation to Customer, and notwithstanding anything to the contrary in the SOW, Provider has agreed to implement a short-term payment plan as follows:
a)	Customer will pay Provider eight monthly installments of $7,500 USD each on the first day of each month from May 1, 2019 through December 1, 2019 (with any amounts due prior to the Termination Date being paid in arrears together with the first payment due after the Termination Date).
b)	Customer will pay the remaining balance ($2,440,000) on December 31, 2019, as follows:
i.	Should Customer raise capital prior to such date, it will pay a minimum cash amount based on such fundraising, according to the following table:
Net Proceeds of Fundraising	Percentage of Net Proceeds Paid in Cash
First $5MM raised	5% of this tier
Next $2.5MM raised	10% of this tier
Any additional amounts raised	15% of this tier

For avoidance of doubt, the amounts to be paid pursuant to the table above are the minimum amounts to be applied in cash towards the remaining balance, but Customer may in its discretion pay additional amounts in cash to lower or eliminate the remaining balance.

ii.	Any remaining balance will be paid in security tokens issued by Customer, with the price of each security to be equal to the average issuance price of the Security Token Offering at completion.
1.4.	Non-Payment. If Customer fails to make any of the above payments when due, then Provider may in its sole discretion accelerate the payment schedule such that the full $2,500,000 (minus any cash amounts actually paid towards such amount after the Termination Date pursuant to Section 1.3) will become immediately due and payable. For avoidance of doubt, Provider’s decision to pursue or not pursue any particular remedies for breach will not constitute a waiver of Provider’s right to be paid the full amount due hereunder when due or to pursue any remedies available to it under the TSA or at law or equity. Upon any termination for non-payment, any assignments and licenses granted by Provider to Customer under the TSA will be automatically revoked and Customer will retain no ownership of or license to any Custom Developments, Deliverables, or Provider IP.
2.	NON-SOLICIT. For a period of twelve months from the Termination Date, neither party will directly or indirectly solicit, hire, or engage any officer, director, employee, or contractor of the other party without such other party’s prior written consent. Notwithstanding the foregoing, neither party will be prohibited from making general (non-targeted) public solicitations for employment or from hiring or engaging any individual who responds to such solicitations without any specific targeting or outreach by the hiring party.
3.	PUBLICITY. For so long as Customer is offering products that include or incorporate the Provider Protocol, Customer grants Provider the right to (i) use and display the Customer name and logo in its list of customers and other promotional materials; and (ii) describe itself as a “Preferred Integration Partner” of Customer (or other designations agreed upon by the parties).
4.	OTHER TERMS. This Agreement is entered into and governed by the laws of the State of New York, without reference to conflict of laws principles. The parties hereby consent and submit to the exclusive jurisdiction of the federal and state courts in New York, New York to resolve any disputes arising in connection with this Agreement. If any provision in this Agreement is invalid or unenforceable, that provision will be construed, limited, modified or, severed to the extent necessary and all other provisions of this Agreement will remain in full force and effect. This Agreement may be executed in one or more counterparts (including electronic .pdf counterparts), each of which shall be deemed an original and all of which together shall constitute but one instrument. This Agreement constitutes the complete understanding and agreement between the parties with respect to the subject matter hereof, and will replace any prior or contemporaneous agreements with regards to such subject matter. Those provisions of the TSA which, by its terms, survive and continue beyond termination will survive and continue accordingly.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the Termination Date.

PEERSTREAM, INC.		PROXIMAX LIMITED

By:	/s/ Alexander Harrington	By:	/s/ Lon Wong

Name:	Alexander Harrington	Name:	Lon Wong

Title:	CEO	Title:	CEO

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